Exhibit 99.5

FORM OF

BENEFICIAL OWNER ELECTION FORM

SINTX TECHNOLOGIES, INC.

The undersigned acknowledge(s) receipt of your letter and the enclosed materials referred to therein relating to the rights offering by SINTX Technologies, Inc., a Delaware corporation (the “Company”), of non-transferable subscription rights to purchase units, each such unit comprised of (A) one share of the Company’s Series D Convertible Preferred Stock, par value $0.01 per share (the “Preferred Stock”), with each share of Preferred Stock convertible into shares of the Company’s common stock, $0.01 par value (“Common Stock”) at a price equal to 90% of the lowest closing price for a share of Common Stock as quoted on the Nasdaq Capital Market, during the five (5) trading days prior to and including October 12, 2022 (the “Conversion Price”), (B) a number of warrants expiring five years from the date of issuance equal to the quotient obtained by dividing $1,000 by the Conversion Price, (the “Class A Warrants”), and (c) a number of warrants expiring three years from the date of issuance equal to the quotient obtained by dividing $1,000 by the Conversion Price, (the “Class B Warrants” and together with the Class A Warrants, the “Warrants”). Each warrant will be exercisable for one share of Common Stock.

This will instruct you whether to exercise subscription rights to purchase units distributed with respect to the shares of the Common Stock owned by you or underlying the Series B Convertible Preferred Stock, Series C Preferred Stock, or participating warrants held by you for the account of the undersigned, pursuant to the terms and subject to the conditions set forth in the prospectus, dated September 23, 2022 (the “Prospectus”). (Check the applicable boxes and provide all required information.)

☐	Please DO NOT EXERCISE SUBSCRIPTION RIGHTS for units.

☐	Please EXERCISE SUBSCRIPTION RIGHTS for units as set forth below:

	No. of Units		Per Unit Subscription Price		Payment
Basic Subscription Right		X	$1,000	=	$

Over-Subscription Privilege		X	$1,000	=	$

		Total Payment Required			$

If you spoke with a broker who solicited such exercise, please indicate the name of the person you spoke with: .

☐	Payment in the following amount is enclosed $ (must match Total Payment Required above)

☐	Please deduct payment from the following account maintained by you as follows:

Type of Account:

Account No.:

Amount to be deducted: $

I (we) on my (our) own behalf, or on behalf of any person(s) on whose behalf, or under whose directions, I am (we are) signing this form:

●	irrevocably elect to purchase the number of units indicated above upon the terms and conditions specified in the Prospectus; and

●	agree that if I (we) fail to pay for the shares I (we) have elected to purchase, the exercise will be invalid.

Signature:
Name:
Title:
Address:
Telephone:

Date: , 2022